Exhibit 99.2

Conakry, March 10, 2017

Tri-party memorandum

We, the ONAP, representing herein the Government of Guinea, SAPETRO, an international oil company, and HDYN (100% owner of SCS, the Contractor of the PSC dated 22 September, 2006, and amended on 25 March 2010 and 21 September 2016), further referred herein as Parties, hereby have jointly agreed that:

•                  Their joint objective is to drill the Fatala well safely and in the most effective way and in the case of a discovery, and with unanimous agreement, to proceed with drilling an optimal number of the follow-up exploration wells within the terms of the PSC to maximize the PSC value for the benefit of the Republic of Guinea and all investors’ stakeholders.  Under the terms of the PSC Second Amendment, the well must be started no later than 30 May 2017;

•                  SAPETRO and HDYN undertake to make all reasonable efforts to negotiate and finalize the Transaction Documents (Farm-out Agreement, Deed of Assignment, Joint Operating Agreement and other documents which may be required) in conformity with the PSC and Amendments and submit to the Government for approval to be received no later than 10 April 2017;

•                  Upon completion of Transaction Documents and Government Approval to enter the project, SAPETRO will provide the $5 MM Security Instrument as required under the PSC Second Amendment.

•                  While HDYN jointly with SAPETRO shall work in cooperation with the Government on agreeing the Transaction Documents and subsequent amendments to the PSC, the Government, while upholding the rights and obligations of all parties and acting in good faith and reasonably, will provide adequate assurances in relation to the validity of the existing PSC (and amendments to it) to enable HDYN and SAPETRO to:

•                  Enter into the transaction documents and obtain all necessary Government approvals in relation to that;

•                  Mobilize a pool of resources in the form of contracts, funds and personnel to spud and accomplish drilling operations in respect of the Fatala well [and subsequent exploration wells and works];

•                  The Parties agree herein that the above objectives should be achieved no later than April 10, 2017.

/s/ Diakaria Koulibaly
Diakaria Koulibaly
Director General
ONAP

/s/ Ray Leonard
Ray Leonard
President and CEO
HYPERDYNAMICS

/s/ Dale Rollins
Dale Rollins
Managing Director
SAPETRO